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                                                                    Exhibit 23.3




INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-97723 of Loews Cineplex Entertainment Corporation, of our report on the consolidated financial statements of Grupo Cinemex, S.A. de C.V., dated August 12, 2002, September 30, 2002 as to Note 14e and October 4, 2002 as to Note 18 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the financial statements described in
Note 14e), appearing in the Prospectus, which is part of such registration statement, and to the reference to us as "Experts" in such Prospectus.

DELOITTE & TOUCHE
Mexico City, Mexico
December 20, 2002